Exhibit 10.45
SECOND AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 28th day of February, 1990, between 401 PARK AVENUE SOUTH ASSOCIATES, (hereinafter referred to as “Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., (hereinafter referred to as “Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated January 6, 1986 as amended and modified by a First Amendment of Lease dated November 25th 1987, covering certain premises on the 11th floor in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, as amended, being hereinafter called the “Lease”); and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	The date of the expiration of the term of the Lease is changed to May 31, 2003;

2.	The provisions contained in the First Amendment of the Lease shall be rescinded and shall be of no further force and effect.

3.	Effective February 1, 1990, Article 39(c ) of the Lease shall be deleted and shall be replaced with the following:

“(c) The “Base Tax” as such term and amount is used in this Lease shall be equal to the following:
(i)	$295,073 for the tax year July 1, 1990 through June 30, 1991;

(ii)	$300,974 for the tax year July 1, 1991 through June 30, 1992;

(iii)	$306,993 for the tax year July 1, 1992 through June 30, 1993;

(iv)	$313,133 for all tax years occurring during the term of this Lease beginning July 1, 1993.”
4.	The following shall be added as Article 40(d) to the Lease:

“40. (d) Notwithstanding anything to the contrary contained in this Lease, the amount of the Escalation Adjustment shall be $62,338 per year beginning February 1, 1990 and ending December 31, 1993 and $93,521 per year beginning January 1, 1994 and ending on the expiration date of this Lease.”

5.	The following should be added to the Lease as Article 40(h):

“40. (h) Effective as of the first day in January of each year during the term of this Lease, beginning January 1, 1995 there shall be an adjustment to the amounts payable by the Tenant pursuant to the terms of the Lease. This adjustment (hereinafter “Operating Expense Contribution”) shall represent a contribution by Tenant to Landlord towards increases in operating costs of the Building since the inception of this Lease. The Operating Expense Contribution shall be equal to the sum of the Base Operating Expense Contribution (as hereinafter defined) plus the amount computed by multiplying 1.045% by the Operating Expense Contribution payable in the immediately preceding year. The Base Operating Expense Contribution shall be $14, 896.

Tenant shall pay the Operating Expense Contribution as additional rent, in twelve equal monthly installments commencing as January 1st of each year. All payments to be made pursuant to this Article are due and payable on or before the first day of each month. And delay or failure in billing any amount payable under this Article shall not constitute a waiver or in any way impair the continuing obligation of Tenant to make all payments hereunder.”

6.	The following shall be added as Article 71 to the Lease.

“71. Tenant, at its sole cost and expense, may arrange to change its current electric service so that it is directly metered by Con Edison provided that at the expiration of the Lease Tenant arranges, at its sole cost and expense, to remodify the electric metering service to the Demised Premises to the condition which exists as of the date of this Agreement.”

7.	Except as heretofore and hereby amended, all of the terms, conditions and covenants in the Lease, including, without limitation, the provisions of the Lease relating to additional rent shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Illegible

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Vincent Hartley